EXHIBIT 99

Court Confirms Fields Aircraft Spares' Plan of Reorganization

SIMI VALLEY, Calif.-- (BUSINESS WIRE) -- November 21, 2000 --

Fields Aircraft Spares (OTC: FASIQ) announced today that the United States Bankruptcy Court for the Central District of California has confirmed its Plan of Reorganization.

The confirmation was the last major hurdle to overcome for the Company to emerge from bankruptcy, and it is now expected that Fields will formally emerge prior to December 31, 2000.

The plan provides for $2.35 million of new debt and equity financing from private investors. The private investors will receive shares representing controlling interest in the reorganized Company and 100% of the shares of Skylock Industries. The existing shareholders will retain equity equal to between 5 to 10% of the reorganized company with the Company's Bondholders, Unsecured Creditors and Employees retaining the balance.

Alan Fields, the Company's CEO, stated, 'The confirmation of our plan by the court is a major milestone for our company, customers and suppliers. Our customers can now be confident that Fields will be here to provide the level of service and support that they have depended on for the last 15 years. The new financing ensures that Company has the financial resources needed to continue to provide comprehensive Just-in-Time support for many of the world's major airlines.'

Fields Aircraft Spares, Inc., through its wholly owned subsidiaries, is a leading distributor of aircraft cabin interior replacement products and is a redistributor for a wide variety of factory new parts applicable to the majority of commercial aircraft models and manufacturers.

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from such forward-looking statements as a result of a number of factors, including but not limited to the ability to emerge from Chapter 11, competitive factors and pricing pressures, ability to obtain profitability and obtain enough capital or financing to sustain the company until such time, the price and availability of aircraft parts and other materials, successful execution of the company's expansion plans, the ability to control costs, the ability to maintain existing customer or vendor relationships, shifts in market demand, general economic conditions and other risks and uncertainties discussed in periodic reports filed by the company with the Securities and Exchange Commission and which the company urges investors to consider. Copies of filed reports may be requested from the company.